UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 6, 2008

Corning Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

New York	1-3247	16-0393470
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Riverfront Plaza, Corning, New York		14831
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	607-974-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2008, the Compensation Committee of the Board of Directors took the following actions related to: (1) adoption of performance metrics for 2008 variable compensation (payable in 2009) under the Company’s Performance Incentive and GoalSharing Plans; and (2) adoption of performance metrics for 2008 performance shares under the Company’s Incentive Stock Plan under the 2005 Employee Equity Participation Program, as amended.

Variable Compensation

On February 6, 2008, the Compensation Committee of the Company’s Board of Directors adopted corporate performance metrics for 2008 Variable Compensation (payable in 2009) under the Corporation’s Performance Incentive Plan (with over 3,000 eligible employees) and over 140 GoalSharing plans (in which nearly all 25,000 Company employees are eligible). Adjusted net profit after taxes was approved as the corporate performance metric for these two plans. For Messrs. Weeks, Volanakis, Flaws, Gregg and Miller the 2008 Performance Incentive Plan awards will be based entirely on a corporate performance factor of adjusted net profit after taxes, and they will have their 2008 Goalsharing awards (ranging from 0% to 10% of base salary, with a target of 5%) determined as the average of all employees receiving awards under all of the Goalsharing plans.

The metrics for other participants in the Performance Incentive Plan include the same corporate performance factor based on adjusted net profit after taxes, as well as a performance factor based on performance against individual and/or business unit objectives. The Compensation Committee previously established target percentages for variable compensation as a percent of salary under this Performance Incentive Plan. For Messrs. Weeks, Volanakis, Flaws, Gregg and Miller, the target percentages of base salary for 2008 are 100%, 85%, 80%, 75%, and 75%, respectively. If earned at target levels, cash awards payable to them in 2009 for 2008 Performance Incentive Plan performance would be $1,030,000; $737,800; $656,800; $433,500; and $457,500, respectively.

Incentive Stock Plan

On February 6, 2008, the Compensation Committee of the Company’s Board of Directors adopted corporate performance metrics for the 2008 performance shares (restricted stock) awarded under the Company’s Incentive Stock Plan under the 2005 Employee Equity Participation Program, as amended. Approximately 190 employees, including executive officers, participate. The corporate performance metrics for the 2008 performance shares (restricted stock) are adjusted earnings per share and adjusted operating cash flow of the Company in 2008. Actual award opportunity can range from 0% to 150% of the target award based on actual performance against goals. The performance shares earned or forfeited based upon 2008 corporate performance will have restrictions on transfer and the possibility of forfeiture until February 1, 2011. The Compensation Committee previously approved target grants of performance shares for the Company’s named executive officers as defined in Regulation S-K item 402(a)(3): Wendell P. Weeks, Chairman and Chief Executive Officer, was awarded 129,000 performance shares for 2008 at target level; Peter F. Volanakis, President and Chief Operating Officer, was awarded 86,000; James B. Flaws, Vice Chairman and Chief Financial Officer, was awarded 60,000; Kirk P. Gregg, Executive Vice President and Chief Administrative Officer, was awarded 43,000;and Joseph A. Miller, Jr., Executive Vice President and Chief Technology Officer, was awarded 49,000 such performance shares for 2008 at target level. For these December 2007 performance share awards, the number of shares earned will be determined in February 2009 based on actual 2008 results compared to the corporate performance metrics established for the 2008 Incentive Stock Plan on February 6, 2008 by the Compensation Committee. Any of these shares that are earned based upon 2008 performance will be restricted and subject to forfeiture through February 1, 2011 for all participants.

The Variable Compensation Plan is on file with the Securities and Exchange Commission as Exhibit 2 of Corning Proxy Statement, Definitive 14A filed March 8, 2006. The 2005 Employee Equity Participation Program is filed as Exhibit 1 to Corning Proxy Statement, Definitive 14A filed March 1, 2005; and the Amended 2005 Employee Equity Participation Program as revised in October 2006 is exhibit 10.29 to Corning’s 2006 Annual Report on Form 10-K filed on February 25, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corning Incorporated

February 12, 2008	By:	Vincent P. Hatton

Name: Vincent P. Hatton
Title: Senior Vice President and General Counsel